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Exhibit 10

       Interim Funding Agreement
       between UVS, MDS and WOF

UV SYSTEMS TECHNOLOGY INC.

TERM SHEET
                                                                 June 5, 1998

1.0    SHARE STRUCTURE

The purpose of this term sheet is to summarize the principal terms and conditions of the proposed third round financing of UV Systems Technology Inc. ("UVST" or the "Company") by Working Opportunity Fund (EVCC) Ltd. ("WOF" or the "Fund"). The contents of this document cannot be conveyed under any circumstances in any manner whatsoever to anyone other than the Company and its Directors without the prior written consent of WOF.

This financing is one which will require concessions by all concerned if it is to become effective and is made on the understanding that other shareholders are unable to provide further financial support. The intention of the financing is to help the Company finance operations for approximately 12 months and to demonstrate that system customers are prepared to accept the Company's technology. All shareholders may participate on a pro rata basis of this transaction if they wish.

2.0    PROPOSED INVESTMENT:  $900,000

The proposed investment will consist of a demand subordinated debenture on all of the Company's assets, including but not limited to technology, subject only to prior conventional chartered bank lending. The loan will bear interest at 10% compounded annually, payable monthly. The principal amount is due in full five years and one day from the date of disbursement or upon default. Repayable in full upon sale of the Company, change of control of the Company, sale of all or substantially all of the Company's assets or if SSI sells any of its shares in the Company. Default will consist of late or no payment of interest, default under any other financial obligation (except payables, may be extended to 60 days), upon action taken against the Company by any creditor or by inability to meet financial obligations as they come due. Additional conditions of default may be required as legal documentation proceeds.

3.0    USE OF PROCEEDS

Proceeds will be used to provide working capital for 12 months of operations in accordance with the Company's cash flow projections. Financing will be staged and released as the Company meets its budgets. Final terms and conditions of staging will be defined prior to closing of this financing.

4.0    CONDITIONS PRECEDENT TO CLOSING

The following terms and conditions shall be agreed to and completed prior to or at closing:

(28) MDS will sell one half of its common shares to WOF for a total of $1.00 and will sell $500,000 of its Class "A" Preferred Shares to WOF for a total of $1.00.


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(29)   All Shareholders will waive accrued interest on their shareholder loans.
(30) SSI will convert its shareholder loan (approximately $1,100,000) and MDS will convert $500,000 of its Class "A" Preferred Shares to Class X Preferred Shares. These shares will be retractable by the holders only if there is a sale of the Company or an IPO which values the equity of the Company, including WOF's Class "A" Preferred Shares, but excluding the Class X Preferred Shares at $20 million. If not retracted within 4 years from the date of closing of this loan, the Preferred Shares will be redeemable in full by the Company for $1.00 in total.
(31) Existing shareholder loans from WOF and MDS will rank pari passu behind the $900,000 loan contemplated herein. Interest will be paid at the rate of 10%, accruing for the first 18 months from the date of close of the $900,000 loan. The all due date of the two shareholders loans will be the same as for the $900,000 loan and default clauses will reflect those of the $900,000 loan.
(32) Appropriate amendments will be made to the shareholders agreement. MDS will continue to be entitled to such information as it deems necessary and may attend Board meetings as an observer. The Fund may appoint 2 members to the Board of Directors SSI will appoint 1, and the Company's CEO will be on the Board. The fifth member will be an outsider acceptable to WOF and SSI.
(33) Further shareholders agreement amendments will be required by WOF as they relate to piggyback, rights of first refusal and other items.
(34) In the event of default under its loans, the Fund will have the right to sell the Company in its entirely, without the need to enforce its security.
(35)   WOF Board and regulatory approvals.

5.0    CONFIDENTIALITY

No disclosure or announcement, public or otherwise, in respect of this Term Sheet or the transactions contemplated herein will be made by any party hereto without the prior agreement of the other party as to timing, content and method, provided that the obligations herein will not prevent any party from making, after consultation with the other party, such disclosure as its counsel advises is required by any applicable legislation. The Fund may issue a post closing public notice of this transaction.

6.0    OBLIGATION

This Term Sheet is not meant to be legally binding and enforceable except for
Section 4 - Fees and Expenses, and Section 5 - Confidentiality. Until negotiation and execution of definitive agreements relating to the transactions contemplated herein, neither party shall be bound to the other for damages for failure to agree upon formal and final definitive agreements but the Company will be bound to pay, within 15 days from date of invoice, all of the Funds expenses as outlined in Section 5 that were incurred in good faith in expectation of Closing. Notwithstanding the foregoing, following the execution of this document, the Fund will proceed with its due diligence investigation of the Company and the parties herein will proceed in good faith toward Closing.

7.0    CLOSING

This transaction shall close no later than June 29, 1998.

This Term Sheet is open for acceptance until June 10, 1998.

Agreed to this 10th day of June, 1998


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"Mike Phillips"
------------------------------------
Working Opportunity Fund (EVCC) Ltd.

"Ken Fielding"
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Service Systems International Ltd.

"J R Gaetz"
------------------------------------
UV. Systems Technology Inc.


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